                                                                                                            File No. 70-10248

As filed with the Securities and Exchange Commission on March 21, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

-----------------------------------------------------------------------------------------------------------

APPLICATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

------------------------------------------------------------------------------------------------------------

PNM Resources, Inc.
Alvarado Square
Albuquerque, NM 87158

(Name of company filing this statement and
address of principal executive offices)

------------------------------------------------------------------------------------------------------------

PNM Resources, Inc.

(Name of top registered holding company)

------------------------------------------------------------------------------------------------------------
Patrick T. Ortiz
Senior Vice President, General Counsel and Secretary
PNM Resources, Inc.
Alvarado Square
Albuquerque, NM 87158
(Name and address of agent for service)

The Commission is also requested to send copies of any
Communication in connection with this matter to:

Terry Horn Vice President and Treasurer PNM Resources, Inc. Alvarado Square Albuquerque, NM 87158	Robert P. Edwards Troutman Sanders LLP 600 Peachtree Street, NE Suite 5200 Atlanta, GA 30308-2216

AMENDMENT NO. 3 (POST-EFFECTIVE AMENDMENT NO. 1) TO
APPLICATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
FOR
FINANCING AND SERVICES AUTHORIZATION

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS.
A.	Exhibits.

	F-1	(99.1) Opinion of Counsel for PNM Resources (filed herewith).

Pursuant to the Public Utility Holding Company Act of 1935, the undersigned Company has caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

PNM Resources, Inc.

By:             /s/ Patrick T. Ortiz
Name:    Patrick T. Ortiz
Title:      Senior Vice President, General Counsel and  Secretary

Date:                March 21, 2005